UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14 A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

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☐	Preliminary	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

VITAMIN SHOPPE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

This Amendment is being filed to make certain supplementing disclosure on Proposal 3 and Proposal 4 contained in Vitamin Shoppe, Inc.’s (the “Company”) definitive proxy statement previously filed with the Securities and Exchange Commission on May 18, 2018 (the “Original Filing”) in connection with the 2018 annual stockholders’ meeting. The remaining sections of the Original Filing are unchanged and continue in full force and effect as originally filed.

Supplementing Disclosure to the Original Filing.

In Proposals 3 and 4 of the Original Filing, we are seeking stockholder approval of the 2018 Long Term Incentive Plan (the “2018 Plan”) and an amendment to the 2010 Employee Stock Purchase Plan (the “Purchase Plan”). As more fully described in the Original Filing, eligible participants under the 2018 Plan may include (x) our employees (including our executive officers) and independent contractors, in each case, as designated by the Committee, and (y) our directors. Such participation is generally based on any such person’s position as well as present and potential contributions to the Company. With respect to the Purchase Plan, any employee that has completed at least three (3) months of employment with the Company (or its subsidiaries) may participate. As of the date hereof, the Committee has determined that approximately 5,569 employees (including our executive officers) are currently eligible for awards under the 2018 Plan, including 4,856 employees with at least three (3) months of employment with the Company (or its subsidiaries). The Committee has determined that no independent contractors are currently eligible for awards under the 2018 Plan and there are currently 12 non-employee directors of the Company, however, following our annual shareholders meeting, we expect that there will be 8 non-employee directors.